As filed with the Securities and Exchange Commission on December 13, 2018

Registration No. 333-193909

Registration No. 333-191425

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-193909

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-191425

UNDER THE SECURITIES ACT OF 1933

DATAWATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	02-0405716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

James R. Scapa

President and Chief Executive Officer

DATAWATCH CORPORATION

4 Crosby Drive

Bedford, Massachusetts 01730

(978) 441-2200

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Peter H. Ehrenberg

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10023

(212) 262-6700

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Datawatch Corporation, a Delaware corporation (“Datawatch” or the “Registrant”), that were registered on the following Registration Statements on Form S-3, as amended (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-3 (No. 333-191425) filed with the Commission on September 27, 2013, as amended, pertaining to the registration of an unspecified number of shares of common stock, par value $0.01 per share (“Common Stock”), shares of preferred stock, par value $0.01 per share, (“Preferred Stock”), warrants to purchase shares of Common Stock, Preferred Stock, and/or debt securities, debt securities consisting of debentures, notes, or other evidences of indebtedness, and units consisting of any combination of the foregoing securities, up to a maximum aggregate offering price of $50,000,000, and an additional 2,083,710 shares of Common Stock; and

•

Registration Statement on Form S-3 (No. 333-193909) filed with the Commission on February 12, 2014, pertaining to registering an increase in the maximum aggregate offering price of $10,000,000 of the Registration Statement on Form S-3 (No. 333-191425) filed with the Commission on September 27, 2013, as amended.

On December 13, 2018, pursuant to the Agreement and Plan of Merger, dated as of November 5, 2018 (the “Merger Agreement”), among Altair Engineering Inc. (“Altair”), Dallas Merger Sub, Inc. (“Merger Sub”) and Datawatch, Merger Sub merged with and into Datawatch (the “Merger”), with Datawatch surviving the Merger as a wholly-owned subsidiary of Altair.

In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedford, Commonwealth of Massachusetts on December 13, 2018.

DATAWATCH CORPORATION

By:	/s/ James R. Scapa
James R. Scapa
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons on this 13th day of December, 2018 in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ James R. Scapa James R. Scapa	President, Chief Executive Officer and Sole Director (Principal Executive Officer)	December 13, 2018

/s/ Howard N. Morof Howard N. Morof	Treasurer (Principal Financial Officer and Accounting Officer)	December 13, 2018